Exhibit 99.1

Alkermes Contacts:
For Investors: Rebecca Peterson, +1 781 609 6378
For Media: Jennifer Snyder, +1 781 609 6166

ALKERMES PLC REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS

— First Quarter Revenues of $161.2 Million and Non-GAAP Diluted EPS of $0.06 —

—  Late-Stage Pipeline Advancing Rapidly as Company Progresses Pivotal Programs for ALKS 5461 in Depression, ALKS 3831 in Schizophrenia and ALKS 8700 in Multiple Sclerosis —

— Preparing for Launch of Aripiprazole Lauroxil for Schizophrenia —

— 2015 Financial Expectations Reiterated —

DUBLIN, Ireland, April 30, 2015  — Alkermes plc (NASDAQ: ALKS) today reported financial results for the first quarter of 2015.

“Our results this quarter reflect strong revenues from our portfolio of key commercial products and focused investment in our promising late-stage pipeline of CNS product candidates that will drive our future growth,” commented James Frates, Chief Financial Officer of Alkermes. “Our business continues to perform as planned, and today we are reiterating the financial expectations that we provided in March.”

“Alkermes is on the threshold of our next phase of growth and is in the midst of an extremely active time at the company as we advance one of the most exciting late-stage pipelines of CNS medicines in the industry.  Aripiprazole lauroxil, our long-acting atypical antipsychotic for schizophrenia, is moving toward FDA approval and launch later this year, and significant progress is being made across our pipeline of emerging blockbusters that offer innovative treatment options for chronic CNS diseases that affect millions of people,” said Richard Pops, Chief Executive Officer of Alkermes. “The ALKS 5461 FORWARD pivotal program in depression continues to enroll well, and, based on exciting new clinical data obtained in the first quarter, we plan to initiate pivotal development for ALKS 3831 in schizophrenia and ALKS 8700 in multiple sclerosis toward the end of 2015.”

Quarter Ended March 31, 2015 Highlights

•	Total revenues for the quarter were $161.2 million compared to $130.2 million for the same period in the prior year.
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Non-GAAP net income was $9.2 million, or  a non-GAAP diluted earnings per share (EPS) of $0.06 for the quarter.  This compared to non-GAAP net income of $16.2 million, or a non-GAAP diluted EPS of $0.11, for the same period in the prior year.

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GAAP net loss was $30.7  million, or a basic and diluted GAAP loss per share of $0.21, for the quarter. This compared to GAAP net loss of $24.4 million, or a basic and diluted GAAP loss per share of $0.17,  for the same period in the prior year.

Quarter Ended March 31, 2015 Financial Results

Revenues

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Manufacturing and royalty revenues from the company’s long-acting atypical antipsychotic franchise, RISPERDAL® CONSTA® and INVEGA® SUSTENNA®/XEPLION®, were $46.9 million, compared to $49.6 million for the same period in the prior year.

•	Manufacturing and royalty revenues from AMPYRA®/FAMPYRA®1 were $36.5 million, compared to $20.6 million for the same period in the prior year.
•	Net sales of VIVITROL® were $31.1 million, compared to $17.1 million for the same period in the prior year, representing an increase of approximately 82%.

•	Royalty revenue from BYDUREON® was $9.8 million, compared to $7.7 million for the same period in the prior year.

Costs and Expenses

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Operating expenses were $188.5 million, reflecting increased investment in the company’s rapidly advancing central nervous system (CNS) development pipeline and pre-launch activities for aripiprazole lauroxil. This compared to $146.1 million for the same period in the prior year.

•	Income tax provision was $0.5 million, compared to $3.8 million for the same period in the prior year.

Balance Sheet

At March 31, 2015, Alkermes had cash and total investments of $805.7 million, compared to $801.6 million at Dec. 31, 2014. At March 31, 2015, the company’s total debt outstanding was  $356.4 million.

Subsequent Event

On April 10, 2015, Alkermes closed the transaction to divest its Gainesville, GA manufacturing facility and associated products,  as well as IV/IM and parenteral forms of Meloxicam, to Recro Pharma, Inc. in exchange for gross proceeds of $50 million and future payments related to IV/IM and parenteral forms of Meloxicam, including milestone payments of up to $120 million and low double-digit royalties on net sales.  During the first quarter, the Gainesville facility and products included in the transaction generated $19.2 million of revenue and $7.3 million of non-GAAP net income.

Financial Expectations

Alkermes reiterates all of its financial expectations for 2015 set forth in its press release dated March 9, 2015.

Conference Call

Alkermes will host a conference call at 8:30 a.m.  EDT  (1:30 p.m. BST) on Thursday, April 30, 2015, to discuss these financial results and provide an update on the company. The conference call may be accessed by dialing +1 888 424 8151 for U.S. callers and +1 847 585 4422 for international callers. The conference call ID number is 6037988. In addition, a replay of the conference call will be available from 11:00 a.m. EDT  (4:00 p.m. BST) on Thursday,  April 30, 2015, through 5:00 p.m. EDT (10:00 p.m. BST) on Thursday,  May 7, 2015, and may be accessed by visiting Alkermes’ website or by dialing +1 888 843 7419 for U.S. callers and +1 630 652 3042 for international callers. The replay access code is 6037988.

About Alkermes

Alkermes plc is a fully integrated, global biopharmaceutical company developing innovative medicines for the treatment of central nervous system (CNS) diseases. The company has a diversified commercial product portfolio and a substantial clinical pipeline of product candidates for chronic diseases that include schizophrenia, depression, addiction and multiple sclerosis. Headquartered in Dublin, Ireland, Alkermes plc has an R&D center in Waltham, Massachusetts; a research and manufacturing facility in Athlone, Ireland; and a manufacturing facility in Wilmington, Ohio. For more information, please visit Alkermes’ website at www.alkermes.com.

Non-GAAP Financial Measures

This press release includes information about certain financial measures that are not prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), including non-GAAP net income, non-GAAP diluted earnings per share and free cash flow. These non-GAAP measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies.

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Management defines its non-GAAP financial measures as follows:

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Non-GAAP net income adjusts for one-time and non-cash charges by excluding from GAAP results: share-based compensation expense; amortization; depreciation; non-cash net interest expense; non-cash tax expense; deferred revenue; and certain other one-time or non-cash items.

•	Free cash flow represents non-GAAP net income less capital expenditures.

The company’s management believes that these non-GAAP financial measures, when viewed with the company’s results under GAAP and the accompanying reconciliations, better indicate underlying trends in ongoing operations and cash flows. However, non-GAAP net income,  non-GAAP diluted earnings per share and free cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as alternatives to GAAP measures as indicators of operating performance.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release.

Note Regarding Forward-Looking Statements

Certain statements set forth above may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to: statements concerning future financial and operating performance, business plans or prospects; the likelihood of continued revenue growth from the company’s commercial products; the therapeutic and commercial value of the company’s products; and expectations concerning the timing and results of development activities, including regulatory approval of aripiprazole lauroxil and advancement of the company’s product candidates.  The company cautions that forward-looking statements are inherently uncertain. Although the company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and they are necessarily subject to a high degree of uncertainty and risk. Actual performance and results may differ materially from those expressed or implied in the forward-looking statements due to various risks and uncertainties. These risks and uncertainties include, among others: clinical development activities may not be completed on time or at all and the results of such activities may not be predictive of real-world results or of results in subsequent clinical trials; regulatory submissions may not occur or be submitted in a timely manner; the company, and its partners, may not be able to continue to successfully commercialize its products; there may be a reduction in payment rate or reimbursement for the company’s products or an increase in the company’s financial obligations to governmental payers; the U.S. Food and Drug Administration or regulatory authorities outside the U.S. may make adverse decisions regarding the company’s products; the company’s products may prove difficult to manufacture, be precluded from commercialization by the proprietary rights of third parties, or have unintended side effects, adverse reactions or incidents of misuse; and those risks and uncertainties described under the heading “Risk Factors” in the company’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2014, and in any other subsequent filings made by the company with the Securities and Exchange Commission (“SEC”) and which are available on the SEC’s website at www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The information contained in this press release is provided by the company as of the date hereof and, except as required by law, the company disclaims any intention or responsibility for updating or revising any forward-looking information contained in this press release.

VIVITROL® is a registered trademark of Alkermes, Inc.; RISPERDAL® CONSTA®, INVEGA® SUSTENNA® and XEPLION® are registered trademarks of Johnson & Johnson Corporation; AMPYRA® and FAMPYRA® are registered trademarks of Acorda Therapeutics, Inc.; BYDUREON® is a registered trademark of Amylin Pharmaceuticals, LLC.

1AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg is developed and marketed in the U.S. by Acorda Therapeutics, Inc. and outside the U.S. by Biogen, under a licensing agreement with Acorda Therapeutics, as FAMPYRA® (prolonged-release fampridine tablets).

(tables follow)

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Alkermes plc and Subsidiaries
Selected Financial Information (Unaudited)

	Three Months	Three Months
	Ended	Ended
Condensed Consolidated Statements of Operations - GAAP	March 31,	March 31,
(In thousands, except per share data)	2015	2014
Revenues:
Manufacturing and royalty revenues	$128,744	$111,280
Product sales, net	31,137	17,079
Research and development revenues	1,333	1,853
Total Revenues	161,214	130,212
Expenses:
Cost of goods manufactured and sold	39,974	38,839
Research and development	70,278	52,140
Selling, general and administrative	63,050	42,550
Amortization of acquired intangible assets	15,220	12,576
Total Expenses	188,522	146,105
Operating Loss	(27,308)	(15,893)
Other Expense, net:
Interest income	660	511
Interest expense	(3,288)	(3,356)
Other expense, net	(211)	(1,850)
Total Other Expense, net	(2,839)	(4,695)
Loss Before Income Taxes	(30,147)	(20,588)
Income Tax Provision	510	3,766
Net Loss — GAAP	$(30,657)	$(24,354)

(Loss) Earnings Per Share:
GAAP loss per share — basic and diluted	$(0.21)	$(0.17)
Non-GAAP earnings per share — basic and diluted	$0.06	$0.11

Weighted Average Number of Ordinary Shares Outstanding:
Basic and Diluted — GAAP	148,089	143,358
Basic — Non-GAAP	148,089	143,358
Diluted — Non-GAAP	157,416	153,583

An itemized reconciliation between net loss on a GAAP basis and non-GAAP net income is as follows:
Net Loss — GAAP	$(30,657)	$(24,354)
Adjustments:
Share-based compensation expense	17,329	13,420
Amortization expense	15,220	12,576
Depreciation expense	7,266	9,977
Non-cash taxes	488	3,622
Non-cash net interest expense	236	240
Deferred revenue	(328)	(965)
Net (gain) loss on transactions with equity method investee	(397)	1,635
Non-GAAP Net Income	$9,157	$16,151
Capital expenditures	(10,710)	(5,685)
Free Cash Flow	$(1,553)	$10,466

Alkermes plc and Subsidiaries
Selected Financial Information (Unaudited)

Condensed Consolidated Balance Sheets	March 31,	December 31,
(In thousands)	2015	2014
Cash, cash equivalents and total investments	$805,713	$801,646
Receivables	141,978	151,551
Inventory	49,139	51,357
Prepaid expenses and other current assets	64,967	42,719
Property, plant and equipment, net	268,760	265,740
Intangible assets, net and goodwill	558,404	573,624
Other assets	35,813	34,635
Total Assets (includes $105.2 million of assets held for sale at March 31, 2015)	$1,924,774	$1,921,272
Long-term debt — current portion	$6,750	$6,750
Other current liabilities	107,467	123,832
Long-term debt	349,638	351,220
Deferred revenue — long-term	11,577	11,801
Other long-term liabilities	28,923	30,832
Total shareholders' equity	1,420,419	1,396,837
Total Liabilities and Shareholders' Equity (includes $6.6 million of liabilities held for sale at March 31, 2015)	$1,924,774	$1,921,272

Ordinary shares outstanding (in thousands)	148,480	147,539

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alkermes plc's Quarterly Report on Form 10-Q for the three months ended March 31, 2015, which the company intends to file in April 2015.